Exhibit(c)(i)

DISTRIBUTION AND SERVICE AGREEMENT

BETWEEN

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

AND

PARK AVENUE SECURITIES LLC

AGREEMENT, made this 31ST day of March, 2015 by and between The Guardian Insurance & Annuity Company, Inc. (“GIAC”), a Delaware corporation, and Park Avenue Securities LLC (the “Distributor”), a Delaware Limited Liability Company. DISTRIBUTOR is a wholly-owned subsidiary of GIAC. GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America. GIAC and DISTRIBUTOR each have their principal office located at 7 Hanover Square, New York, NY 10004.

WHEREAS, GIAC is engaged in, among other things, the issuance and sale of variable contracts (the “Contracts”) which are funded by separate accounts (the “Accounts”) organized by GIAC and registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Distributor is duly registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, GIAC and the Distributor desire to enter into an agreement, pursuant to which the Distributor will distribute and act as the principal underwriter for the sale of the Contracts, all as more particularly described herein.

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

APPOINTMENT; DISTRIBUTION AND UNDERWRITING SERVICES

1. GIAC hereby appoints the Distributor and the Distributor agrees to act as the distributor and as the principal underwriter for the sale of the Contracts. The Distributor shall at all times function as and be deemed to be an independent contractor and nothing herein shall constitute the Distributor or its agents, officers, or employees as agents, officers, or employees of GIAC solely by virtue of their activities in connection with the sale of the Contracts hereunder. The Distributor shall use its best efforts to distribute the Contracts in accordance with applicable laws, including the rules of FINRA.

2. GIAC hereby authorizes the Distributor to enter into separate written agreements, on such terms and conditions not inconsistent with this Agreement, with one or more organizations which agree to participate in the distribution of the Contracts. Such organization (hereafter “Broker”) shall be both registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of FINRA or be exempt from such registration and FINRA membership requirements as a broker-dealer under the 1934 Act and FINRA rules. Broker and its agents or representatives soliciting applications for Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which GIAC is licensed to sell the Contracts.

3. Distributor will provide general sales and distribution services in respect of the Contracts, subject to such instructions or guidelines as may be specified by GIAC from time to time.

4. Anything in this Agreement to the contrary notwithstanding, GIAC retains the ultimate right to control the sale of the Contracts, including the right to suspend sales in any jurisdiction or jurisdictions, to appoint and discharge agents of GIAC, or to refuse to sell a Contract to any applicant for any reason whatsoever, provided that any sales suspension or withdrawal shall not affect Distributor’s right to any representations, warranties or covenants under this Agreement with respect to distribution services occurring prior thereto. GIAC shall promptly notify Distributor in the event there is a change in or modification to the qualifications of the Contracts to be offered or sold in any of the states or jurisdictions. Further, the Distributor and its representatives shall not have authority, on behalf of GIAC to: make, alter, or discharge any Contract; to waive any Contract forfeiture provision; to extend the time of paying any premium, or to receive any monies or premiums. The Distributor shall not expend, nor contract for the expenditure of, the funds of GIAC. The Distributor shall not possess or exercise any authority on behalf of GIAC other than that expressly conferred on Distributor by this Agreement. The Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

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5. To the extent necessary to distribute the Contracts, the Distributor shall be duly registered or otherwise qualified under all applicable securities laws of any state or other jurisdiction in which the Distributor is licensed or otherwise authorized to distribute the Contracts, if required. The Distributor shall be responsible for the training, supervision, and control of its representatives for the purpose of the FINRA Conduct Rules and all applicable federal and state securities law requirements.

REPRESENTATIONS OF DISTRIBUTOR

6. The Distributor represents and warrants that it is, and during the term of this Agreement shall remain, registered as a broker-dealer under the 1934 Act, admitted as a member with FINRA, and duly registered under applicable state securities laws, and that the Distributor is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

MARKETING MATERIALS; EXPENSES

7. Marketing Materials; Preparation and Filing. GIAC shall design and develop all promotional, sales, and advertising material relating to the Contracts and any other marketing-related documents for use in the sale of the Contracts, subject to review and approval by Distributor of such material and documents in accordance with applicable laws. The Distributor shall be responsible for filing such material with FINRA and any state securities regulatory authorities requiring such filings. GIAC shall be responsible for filing all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities. GIAC shall be responsible for preparing and maintaining the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing and maintaining the prospectuses and registration statement for the Contracts and filing them with the Securities and Exchange Commission (the “SEC”) and state regulatory authorities, to the extent required. GIAC warrants that the prospectuses and registration statements for the Contracts contain no intentional misstatements or omissions of material fact. The parties shall notify each other promptly of any comments provided by the SEC, FINRA, or any securities or insurance regulatory authority on such material, and will cooperate in resolving and implementing any comments, as applicable. Distributor shall not use any materials that have not been approved by GIAC.

8. GIAC shall pay or cause to be paid expenses of any registration or qualification of the Contracts for sale under federal securities laws and, if applicable, the securities laws of any state or other jurisdiction, if applicable.

9. GIAC shall arrange for the payment of commissions directly to those Brokers who sell Contracts under agreements entered into pursuant to paragraph 2 hereof, in amounts as may be agreed to by GIAC and specified in such written agreements.

10. GIAC shall pay or cause to be paid expenses of any registration or qualification of the Contracts for sale under federal securities laws and, if applicable, the securities laws of any state or other jurisdiction, if applicable.

11. Distributor shall pay all of its own expenses in performing its obligations hereunder.

BOOKS AND RECORDS; REPORTS

12. GIAC, each Account, and the Distributor shall cause to be maintained and preserved all books of account and related financial records as are required of it by applicable laws and regulations. The books, accounts and records of GIAC, the Account and Distributor shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by GIAC in connection with this Agreement shall be maintained and held by GIAC on behalf of, and as agent for, the Distributor, whose property they are and shall remain, and such books and records will at all times be subject to inspection by authorized representatives of the SEC and FINRA. GIAC shall have access to all records maintained in connection with the Contracts.

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13. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if GIAC has authorized such disclosure or if such disclosure is expressly required by applicable federal or state regulatory authorities, legal process, subpoena, or court order.

14. GIAC, as agent for Distributor, shall confirm to each purchaser of a Contract, in accordance with Rule 10b-10 under the 1934 Act, acceptance of premiums and such other transactions as are required by and in accordance with Rule 10b-10 and administrative interpretations thereunder.

15. Distributor shall cause GIAC and each Account to be furnished with such reports as either or both may reasonably request for the purpose of meeting reporting and record keeping requirements under the 1933 Act, the 1934 Act, and the 1940 Act and rules thereunder, as well as the insurance laws of the state of Delaware and any other applicable states or jurisdictions.

16. Distributor and GIAC shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of each Account, any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

MAINTAINING REGISTRATIONS AND APPROVALS

17. GIAC shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

INVESTIGATIONS AND PROCEEDINGS

18. Each party hereto shall advise the other promptly of (i) any action of the SEC or any authorities of any state or territory, of which it has knowledge, affecting registration or qualification of each Account and the Contracts, or the right to offer the Contracts for sale, and (ii) the happenings of any event that makes untrue any statement or which requires the making of any change, in the registration statement or prospectus for the Contracts in order to make the statements therein not misleading.

19. GIAC, the Distributor and each Account agree to cooperate fully in any regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to The Travelers, each Separate Account, or the Distributor, their affiliates and their representatives to the extent that such inspection, inquiry, investigation, or proceeding is in connection with the Contracts distributed under this Agreement.

GENERAL PROVISIONS

20. Rights, Remedies, etc. are Cumulative. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

21. The parties that that the services to be provided by the Distributor hereunder are not to be deemed exclusive.

22. This Agreement may not be assigned by GIAC or the Distributor except by prior written consent of the parties and shall continue from year to year, subject to termination by either party on 60 days’ written notice to the other party, except that in the event Distributor shall cease to be a registered broker-dealer under the 1934 Act, this Agreement shall terminate immediately. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts.

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23. This Agreement shall be subject to the provisions of the 1940 Act, the 1933 Act, and the 1934 Act, the rules and regulations promulgated thereunder, and to the applicable rules and regulations of FINRA, and the terms hereof shall be interpreted and construed in accordance therewith.

24. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

25. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

26. This Agreement supersedes in all respects any other agreements between the parties hereto relating to the distribution and service of the Contracts.

27. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

28. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Guardian Insurance & Annuity Company, Inc.

BY:	/s/ Douglas Dubitsky
NAME: Douglas Dubitsky
TITLE: Vice President

DATE:

Park Avenue Securities LLC

BY:	/s/ John Palazzetti
NAME: John Palazzetti
TITLE: President

DATE:

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